INTACTA Technologies and aeonware Inc. Partner in New Biotech B2B
Development

Companies to Collaborate in Securing Biotech Virtual Marketplaces

Atlanta, GA, July 9, 2001 INTACTA Technologies, Inc. (OTCBB:ITAC) announced today a development agreement with Stuttgart based aeonware Inc., a software-solution provider for establishing virtual marketplaces and e-business networks. The two companies will collaborate on providing secure online transactions and data for the emerging field of biotech marketplaces. As a leader in e-business marketplaces in fields such as automotive and manufacturing supplies, aeonware Inc. will deliver secure multi-partner Internet-based marketplaces for the biotech and bioengineering industry. Given the unique security and confidentiality requirements for biotech operations, pharmaceutical trials and bioengineering contracting, aeonware Inc. has selected Intacta Technologies' patented INTACTA.CODE™ as the primary data packager to secure, compress and encode confidential data among biotech business partners.

"aeonware is the leader in interlaced, virtual marketplace technology," said Noel Bambrough, COO of Intacta Technologies, Inc. "By adding Intacta's unique data packaging capabilities, aeonware can quickly bring to market a solution that satisfies the unique security and bandwidth requirements in the biotech and bioengineering fields."

With the new Intacta-enabled aeonware platform, the biotech industry will be able to share legal documents, confidential trial data and other confidential communications transparently and securely. INTACTA.CODE data packaging, as a highly modular and platform independent form of middleware, can be added to virtually any segment of an online marketplace. Messaging, transactions, data transmission and even stored data can be compressed, secured and encoded transparently within any portion of the system.

Since its foundation in 1997, aeonware has pursued, with great success, its target of creating an e-commerce software to build interlaced digital marketplaces, hosting and procurement platforms, virtual B2B and B2C marketplaces, and to position e-commerce communities and vertical industry solutions in many vertical markets. Based on Java and XML only, the aeonware platform currently powers multi-tiered, multi-vendor exchanges for such companies as DaimlerChrysler and Siemens.

"We have a proven track record in deploying complex, virtual exchanges and marketplaces," said Andreas Buegers, COO of US Operations, aeonware Inc. "By adding INTACTA.CODE to the marketplace infrastructure, we'll be able to deliver a unique and valuable solution to bioengineering, pharmaceutical and biotech companies."

The companies are currently undergoing development and compatibility testing. A release date for the finished platform has not been determined.

Applications Now Incorporating INTACTA.CODE

  INTACTA.CODE Enterprise SDK is used by Intertek Testing Services (ITS), the world's largest import/export testing service, to encode and transmit custom's declaration documentation simultaneously in electronic and printed formats.

  INTACTA has developed prototype micro browsers for other Palm and Pocket PC OS devices, allowing completely secure, compressed wireless transmission of data to as well as storage on these devices. These browsers now work seamlessly with the INTACTA.CODE SDK for complete development of secure, reliable data transmission and storage to pervasive devices, whether wireless or Internet based.

  INTACTA has developed an INTACTA.CODE transcoder for IBM's WebSphere Pervasive Computing platform, enabling an estimated 10 thousand developers to create applications that will - safely and securely - transmit strongly encrypted and highly resilient data to handheld, wireless devices such as Palm Pilots and WAP Phones.

  In February Fujitsu, LTD of Japan launched an online ASP service for the encoding/decoding of data using INTACTA.CODE engines. The service is used by publishers, developers and businesses seeking to transmit data securely over the Internet or through email or fax.

  INTACTA.CODE is used to create digital files from paper based product registrations, streamlining the electronic registration of products for companies such as Hewlett-Packard.

About INTACTA Technologies Inc.

INTACTA (OTCBB:ITAC) is a U.S. based software company headquartered in Atlanta, Georgia. The Company develops and markets software components designed to bridge enterprise communications and management information systems across digital and non-digital media. INTACTA licenses INTACTA.CODE as a SDK for seamless and transparent integration within any application or device. More information about INTACTA.CODE SDKs may be found at www.intacta.com.

Forward-looking statements

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission.

Media Contact:
Steve Bosak
SRB Communications
630-406-6130
steve@srbcomm.com

Company Contacts:
Noel Bambrough
Intacta Technologies Inc.
404-880-9919
nbambrough@intacta.com

All product names mentioned are trademarks or registered trademarks of their respective holders and are used for identification purpose only.

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